Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) made this 28th day of May 2010 by and between Protect Pharmaceutical Corporation, a Nevada corporation with offices in West Caldwell, New Jersey (the “Company”) and Bill Abajian, an individual residing in New Jersey [“Employee”).  Company and Employee collectively referred to herein as Parties.

WHEREAS, Employee and Company desire to memorialize their understandings with respect to the employment of Employee by Company.

NOW THEREFORE, in view of the foregoing; and in further consideration of the mutual promises hereinafter set forth, the parties hereto do hereby agree as follows:

ARTICLE 1.  EMPLOYMENT

Company agrees to employ Employee and Employee agrees to serve Company during the term of employment described in Article 2 hereof, which term may be extended pursuant to the terms described therein, and pursuant to the terms and in the capacities described herein.

ARTICLE 2.  TERM

This Agreement shall continue for a period of three (3) years (“Term”) from the date of this Agreement and shall be automatically renewed and extended, unless on or before 90 days prior to the conclusion of the Term or any extended thereof, Company or Employee gives written notice to the other of its intention not to extend the Term, which will otherwise be automatically extended for further periods of one (1) year each.  Company shall endeavor to provide notification to Employee that the Term has been so extended, but the failure to provide such notice shall not limit the rights of the parties under this section.

ARTICLE 3.  DUTIES, POSITION AND DEFINITIONS

(a)   Full Time.  Employee shall devote his full business time and best efforts to the business and affairs of Company and shall not be otherwise gainfully employed except as previously disclosed to Company. Employee may have other business investments and participate in other business ventures which may, from time to time, require minor portions of Employee’s time, but which shall not interfere or be inconsistent with Employee’s duties hereunder and Employee may devote a reasonable amount of time to attending to investments and the like.

(b)   Position.  Employee shall serve as Company's Chief Executive Officer.

(c)   Duties – General Description.  Employee has extensive experience as a manager in the Company's industry.  Based upon this experience, Employee shall perform various services for the Company as are customary in the industry and as directed from time to time by Company’s Board of Directors, and as set forth in Exhibit “1”, annexed hereto and by this reference made a part hereof.

(d)   Reporting.  Employee shall report as requested to the Board of Directors of Company.

(e)   Location.  Employee shall be based at the Company’s principal place of business in West Caldwell, New Jersey.

(f)    Territory.  Employee’s geographic area of responsibilities shall be as determined by Company’s business.

ARTICLE 4.  COMPENSATION

(a)   Salary.  During the Term hereof, Company shall pay to Employee on a bi-weekly basis or per the regular pay period of established by the Company, an annual salary of to be determined by the Board of Directors, which salary will be subject to a yearly review by the Company’s Board of Directors.  Performance bonuses may be paid to Employee from time to time as may be determined by the Board of Directors and the compensation committee thereunder.

(b)   Common Stock.  Upon the execution of this Agreement and in consideration for Employee services rendered in connection with the acquisition of certain patents and related technology and other services performed for Company’s benefit, Company agrees that it will cause to be issued to Employee a total of five million (5,000,000) shares of the Company’s authorized, but previously unissued common stock.

(c)   Future Payments of Common Stock.  Company also agrees that it will cause to be issued to Employee additional shares of the Company’s authorized, but previously unissued common stock upon Employee achieving the following funding thresholds and the Company realizing funding from Employee’s efforts as set forth below:

(i)	One million five hundred thousand (1,500,000) shares of Company common stock upon the initial financing for the Company of $2,000,000.

(ii)
One million five hundred thousand (1,500,000) shares of Company common stock to be issued to Employee upon the closing of a “pharma deal” that involves either (x) a licensing deal for one or more of the Company’s patents, technologies or products, or (y) a development deal with research and development expenses covered; the value of either “pharma deal” to be a minimum of $3,000,000.

(d)   Restricted Securities.  All shares of Company common stock to be issued to Employee hereunder shall be deemed “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act of 1933, and are being issued pursuant to an exemption or exemptions from such Act.  Employee acknowledges that the subject shares of common stock may not be sold or otherwise transferred except pursuant to an appropriate registration statement under the Securities Act of 1933 or in reliance upon an exemption to registration under that Act.

ARTICLE 5.  REIMBURSEMENT OF EXPENSES

Employee is authorized to incur reasonable expenses for performing duties pursuant to this Agreement and promoting the business of Company, which expenses shall be limited to travel, entertainment and like expenses.  All expenses shall be itemized by Employee on a standard Company form together with proof of the expenses and furnished to Company's Treasurer and/or Board of Directors and Employee shall, upon such itemization, proof and approval by Company, be reimbursed by Company within two (2) weeks after  submittal by Employee.

ARTICLE 6.  VACATIONS

Employee shall be entitled each year to a paid vacation of not in excess of four weeks.  Any past vacation accruals not used during the calendar year earned shall be forfeited.

ARTICLE 7.  BENEFITS

Employee shall be entitled to the specific benefits listed on the Article 20, Schedule of Benefits herein and to such other fringe benefits as Company may generally extend to executive employees of Company, including health and hospitalization for Employee.

ARTICLE 8.  BONUS

During the term of this Agreement, Company shall pay to Employee an annual Bonus in cash and/or stock options, which Bonus is to be determined by the Compensation Committee of the Company's Board of Directors and in accordance with bonuses paid to Company executive management generally.

ARTICLE 9.  TERMINATION

Except as set forth below, Employee's employment hereunder may be terminated by Company only for just cause.  Just cause shall include (i) Employee's unexplained absence for a period of five (5) days excluding absence resulting from injury or illness; (ii) Employee's failure to diligently perform the duties described herein and other responsibilities from time to time assigned by Company to Employee within the scope of his work; (iii) any breach by Employee under the terms of this Agreement that is not cured within fourteen (14) days after notice; and (iv) any act by Employee of dishonesty, disloyalty or bad faith or any material action or series of actions which are contrary to the interest of the Company, that is not cured within fourteen (14) days after notice.  Company may terminate this Agreement (and be relieved of all further liability hereunder) at any time after Employee shall be absent from his employment, without explanation, for a continuous period of more than ten days (10) or for a non-continuous period of thirty (30) days during any three (3) year period during the Term, excluding that created by injury or illness.  Employee shall have the right to terminate his employment by giving Company thirty (30) days prior written notice.

ARTICLE 10.  WARRANTY REPRESENTATION AND INDEMNIFICATION

Employee represents he is not presently a party to any prior agreement or understanding with a former employer or with any other person or business or any other legal restriction or obligation which would in any manner prohibit, impede, or hinder Employee’s employment with or performance of Employee’s duties in the course of employment by Company, except as may be otherwise disclosed in writing to the Company and included as an attachment hereto.  Employee agrees that if the Company becomes a party to any legal action resulting from a breach of this provision, Employee shall indemnify the Company for any and all costs of defending such action, including attorneys’ fees.

ARTICLE 11.  CONFIDENTIAL INFORMATION

Employee agrees Company’s patents, technologies, products, services, production techniques, product and service development, operating procedures, pricing structure, customer requirements, customer lists, “know-how”, “show-how”, marketing, and certain other information (collectively “Company Confidential Information”) are proprietary and confidential and are the property of Company.  Employee further agrees that in order to enable Company to perform services for its customers, such customers may furnish to Company, confidential information concerning their business, property, methods of operation, or other data (“Customer Confidential Information”).  Employee agrees the goodwill of Company depends upon, among other things, the Company, Employee and its other employees protecting such Confidential Information. Company and Customer Confidential Information collectively referred to in this Agreement as “Confidential Information”.

ARTICLE 12.  NON-DISCLOSURE

Employee agrees that, except as directed by Company, Employee will not at any time, whether during or after his employment with Company, disclose to any party or person or use any Confidential Information, or permit any person to examine and/or make copies of any documents which contain or are derived from Confidential Information, whether prepared by Employee or otherwise coming into Employee's possession or control, without the prior written permission of Company; unless such Confidential Information comes into the public domain through no action of Employee.

ARTICLE 13.  POSSESSION

Employee agrees that upon request by Company, and in any event upon termination of employment, Employee shall turn over to Company any and all documents, papers or other material in his possession (in any format) or under Employee’s control which may contain or be derived from Confidential Information, together with all documents, notes or other work product (in any format) which is connected with or derived therefrom in Employee's possession.  Employee agrees he shall have no proprietary interest in any work product, inventions, patents, or property, developed or used by Employee and/or arising out of his employment by Company.  Employee shall, from time to time, as may be requested by Company, do all things which may be necessary or appropriate to establish or document Company's ownership of any such work product, property, patents, and inventions, including, but not limited to, execution of appropriate assignments.

ARTICLE 14.  ENFORCEABLILITY

The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise.

ARTICLE 15.  WAIVER

The failure of either party to require the performance of any term or condition of this Agreement, or the waiver by either party of any breach of the Agreement shall not prevent a subsequent enforcement of any such term or any other term nor be deemed to be a waiver of any subsequent enforcement.

ARTICLE 16.  ASSIGNMENT

Employee recognizes the Company is contracting for his personal services and therefore Employee shall not assign any of his duties, and any attempted or purported assignment shall be null and void.  Notwithstanding the foregoing Employee may delegate certain of his responsibilities to subordinates employed by the Company, provided Employee shall have overall responsibility for the performance of such subordinates.

ARTICLE 17.  GOVERNING LAW

The Agreement shall be governed by and construed in accordance with, the laws of the State of New Jersey and the parties agree to be personally bound by the decisions, rulings and/or judgments relating thereto issued by the courts of the State of New Jersey.

ARTICLE 18.  ENTIRE AGREEMENT AND NOTICES

This Agreement contains the entire agreement of the parties relating to the subject matter hereof.  This Agreement may be modified only by an instrument in writing signed by both Parties.  Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified mail to Employee at his residence address as the same appears on the books and records of the Company, or to the Company at its principal office, attention of the Board of Directors, or otherwise as directed by the Company, from time to time.  The provisions of this Agreement relating to confidentiality, non-disclosure, non-competition and non-solicitation contained in Articles 13, 14, 15, 16, 17, 18, 19 and 20 shall survive the termination of employment unless such termination is caused by the Company without just cause.

ARTICLE 19.  ARBITRATION

Any disputes under this Agreement shall be settled by arbitration before the American Arbitration Association in or near West Caldwell, New Jersey, in accordance with the Commercial Rules then existing. Any judgment and/or award issued by such American Arbitration Association shall be binding upon the parties hereto and may be entered in any court of competent jurisdiction.

ARTICLE 20.  SCHEDULE OF BENEFITS

Group Health Insurance for Employee – Paid by the Company.

401K Plan, when established (with employer and/or employer contributions per company policy).

ARTICLE 21.  SUPERCEDURE

This Agreement shall supercede any and all prior agreements between Employee and Company.  Further, in the event of a conflict between this Agreement and the current Company – Employee Handbook now in effect, this Agreement shall control.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

“Company”
Protect Pharmaceutical Corporation

By:
Its:

“Employee”:

Bill Abajian

EXHIBIT 1

Job Description

Job Title:   Chief Executive Officer
Department:
Reports To:
Prepared By:
Prepared Date:
Approved By:
Approved Date:

Summary:

Essential Duties and Responsibilities:  include the following.

Supervisory Responsibilities: